Exhibit 99.1

NEWS RELEASE

Aphton Reports Preliminary Unaudited Financial Results
for the year ended December 31, 2003

     Miami, FL –February 9, 2004 —Aphton Corporation (Nasdaq: APHT) announced its preliminary unaudited operating results for the year ended December 31, 2003.

Assets at December 31, 2003 consisted of $19 million in cash, $7 million in supplies receivable due from Aventis, one of our strategic partners, and other assets of less than $1 million. Liabilities consisted of $6 million in current liabilities, of which $3 million was due to Aventis, $7 million in convertible debentures net of a discount of $16 million and $10 million in deferred revenue relating to the Aventis alliance. Net stockholders’ equity was less than $4 million at December 31, 2003. During the year ended December 31, 2003 the company had no operating revenues and sustained a net loss of approximately $28 million or $1.10 per weighted share outstanding on a basic and fully diluted basis.

Aphton Corporation is a biopharmaceutical company developing products using its innovative targeted immunotherapy technology for neutralizing hormones that participate in gastrointestinal system and reproductive system cancer and non-cancer diseases. Aphton has strategic alliances with Aventis Pasteur for treating gastrointestinal system and other cancers with G17DT in North America and Europe; GlaxoSmithKline for reproductive system cancer and non-cancer diseases worldwide

This press release includes forward looking statements. Specifically, the preliminary results for the year ended December 31, 2003 above are the Company’s expectations. However, these numbers are subject to adjustment by management before the audit is completed and may be adjusted based upon the results of the audit. Should management or audit adjustments be necessary, audited results could differ materially from these preliminary results. In addition, these statements may be subject to the risks addressed in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Form S-3 filed on December 24, 2003.

Contact: Aphton Corporation; Investor Relations, J.L. Whitmore, 305-374-7338.